EXHIBIT 10.2




                                   MEMORANDUM

From:    Thomas Koll

To:      Sal Visca

Date:    February 1, 2002

Re:      2002 Compensation
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As Infowave continues to strive for success in today's uncertain economic times,
Dwe are constantly looking for ways to meet and exceed our goals within our financial boundaries.

We have recently reviewed and analyzed our budget requirements for 2002. As a result of this analysis and our current economic conditions, we are requiring employees to take a decrease in pay effective January 1, 2002. We have decided to take this approach in order to minimize the number of layoffs that we might otherwise have had to make. This is a decision that has not been taken lightly, and all other possible avenues of savings have been pursued.

As a result of this analysis and our current economic conditions, effective January 1, 2002, your base pay will be $220,500 and your Infowave Incentive Plan ("IIP") percentage will be 15% of your revised base pay. This represents a 9% cut in total compensation.

You will appreciate that the details of all components of your compensation package are to be held in strictest confidence. Confidentiality concerning all compensation issues is a condition of your employment with Infowave.

To signify your acceptance of this change, please sign both copies of this letter, return one copy to Lisa Price by February 5, 2002, and retain one copy for your records.

We appreciate the dedication and commitment you have put into Infowave's success. With our financing in place, and the strong team of which you are a member, we are poised to achieve success in the coming months and years. You are a key individual on our Executive Team, and I look forward to continuing to work with you.



Thomas Koll
President & CEO



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                                         Sal Visca